Release: Immediate December 14, 2016

CP appoints Jane L. Peverett to its Board of Directors

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that Jane L. Peverett has been appointed to its Board of Directors effective December 13, 2016.

“We are thrilled to welcome Jane to CP’s board,” said Andrew F. Reardon, Chairman of the Board. “She brings a unique breadth of board experience – from finance to energy to media – and significant corporate leadership expertise to her new role on our board. We look forward to Jane’s contributions and guidance on behalf of all CP shareholders.”

Ms. Peverett is a member of the Board of Directors of Hydro One Ltd., Canadian Imperial Bank of Commerce (CIBC), Northwest Natural Gas Company and Encana Corp. She most recently served as President and Chief Executive Officer from 2005 to 2009 and Chief Financial Officer from 2003 to 2005 of British Columbia Transmission Corporation. She was the chief executive officer of Union Gas Ltd. from 2001 to 2003. She is an Executive Committee Member for the Institute of Corporate Directors, BC Chapter and a Fellow of the Society of Management Accountants.

Ms. Peverett holds a Bachelor of Commerce from McMaster University, an MBA from Queen’s University and is a Certified Management Accountant.

“CP has come so far in such a short time and I look forward to playing a role in creating an even brighter future for CP customers, employees and shareholders,” said Peverett. “CP is integral to the health of the Canadian economy and I’m proud to be joining this board.”

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
Tel: 403-319-3591
investor@cpr.ca